Exhibit 10.114
LICENSOR AGREEMENT
Dated as of December 23, 2008
To induce you, Wells Fargo Bank, National Association (with its successors and assigns, “Wells Fargo”), at any time or from time to time to make loans or extend financial accommodations to the Company (defined below), and in consideration thereof, RB Trademark Holdco, LLC, a Delaware limited liability company (the “Licensor”) and Wells Fargo hereby agree as follows:
1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below or in the referenced Section of this Agreement:
“Company” means The Russ Companies, Inc., a Delaware limited liability company.
“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
“Wells Fargo Documents” means that certain Credit and Security Agreement of even date herewith between Company and Wells Fargo, as the same may be modified, amended, supplemented or restated from time to time, and the security agreements executed and delivered pursuant to such agreement.
“License Agreement” means that certain License Agreement of even date herewith between the Company and the Licensor, as the same may be amended, supplemented or restated from time to time.
“Licensed Intellectual Property Rights” means the Intellectual Property Rights licensed under the License Agreement.
“Notice Date” means the date Licensor gives notice to Wells Fargo to the effect that the License Agreement has been terminated or is no longer in effect.
“Product” means any product produced using or incorporating any Licensed Intellectual Property Rights.
2. License Agreement. A true and correct copy of the License Agreement is attached hereto as Exhibit A. As of the date hereof, the License Agreement is in full force and effect.

3. Ownership of Rights. The Licensor represents and warrants that it has not granted any other license to use the Licensed Intellectual Property Rights which would conflict with the rights granted to the Company under the License.
4. Credit Facility. Licensor acknowledges that Company may now or hereafter become a party to the Wells Fargo Documents.
5. Grant of Limited Rights Under the License Agreement. The Licensor hereby agrees that Wells Fargo and its agents may exercise, following the acceleration of the indebtedness outstanding under the Wells Fargo Documents by reason of an Event of Default thereunder, all rights which the Company could otherwise exercise under the License Agreement, subject to the terms and conditions of the License Agreement, as necessary to liquidate Products that are partially or finally manufactured as of the date of such acceleration, provided that nothing in this paragraph 5 or elsewhere in this Agreement shall limit the rights of Licensor to terminate the License Agreement in accordance with the terms thereof.
6. Wells Fargo’s Limited License. In addition to the rights granted pursuant to paragraph 5, the Licensor acknowledges and agrees with Wells Fargo that, following termination of the License Agreement, Wells Fargo shall have a limited license from Licensor, on the terms and conditions set forth in the License Agreement, to the extent necessary for Wells Fargo to exercise any of its rights under the Wells Fargo Documents with respect to any Products that are partially or finally manufactured on or before the earlier of termination of the License Agreement and the acceleration of the indebtedness outstanding under the Wells Fargo Documents by reason of an Event of Default thereunder. Such rights include, without limitation, completing the manufacture of any partially completed Products and foreclosing on and selling any such completed Products and any Products finally manufactured by the Company, in accordance with standards set forth in the License Agreement. The license granted under this paragraph 6 shall be exclusive during the 90-day period immediately following termination of the License Agreement and non-exclusive thereafter, provided that during the period that the license is exclusive Licensor may nevertheless manufacture or cause to be manufactured (but may not sell or distribute) products using the Licensed Intellectual Property Rights or license anyone else to do so.
7. Expiration of License and Rights. The rights granted to Wells Fargo under paragraph 5 shall terminate upon termination of the License Agreement and the rights granted to Wells Fargo under paragraph 6 shall expire at the earliest of
(x)	180 days after the date upon which all of the following are satisfied: (a) Wells Fargo has taken possession of all Products, (b) any outstanding stay, injunction or other court order or process has been lifted or terminated so that Wells Fargo has the legal ability to sell and convey title of any and all Products, and (c) all steps necessary under Wells Fargo Documents or law have been completed so that Wells Fargo has the immediate right to sell and convey title to any and all Products,
(y)	one year after the Notice Date, and
(z)	one year after the acceleration of the indebtedness outstanding under the Wells Fargo Documents by reason of an Event of Default thereunder, unless Licensor and Wells Fargo agree otherwise.

8. Compliance with License Agreement. Wells Fargo shall be obligated to comply with the terms and conditions of the License Agreement, other than the payment of royalties thereunder, during any period that it may exercise rights under paragraph 5 or the license under paragraph 6.
9. Termination. This Agreement shall terminate upon the payment in full of all indebtedness under the Wells Fargo Documents and the termination or expiration of Wells Fargo’s agreement to lend under the Wells Fargo Documents.
10. No Benefit to Company. The Company is not a party to or a beneficiary of this Agreement and shall have no right to enforce this Agreement.
11. Notice. Any notice required or permitted by this Agreement shall be deemed to have been given when mailed, postage prepaid, or when delivered to the following addresses (or such other address as a party may have designated as to itself by notice to the other party):
If to Wells Fargo:
Wells Fargo Business Credit
300 Commercial Street
Boston, Massachusetts 02109
Telecopier: (617) 263-6328
Attention: Relationship Manager for Russ Gift Group, Inc.
If to Licensor:
RB Trademark Holdco, LLC
111 Bauer Drive
Oakland, NJ 07436
Telecopier:
Attention: General Counsel
12. Successors. This Agreement shall inure to the benefit of Wells Fargo, and be binding upon the Licensor, its successors and assigns.
13. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF the Licensor and Wells Fargo have executed this Agreement as of the date first written above.

RB Trademark Holdco, LLC
By:	/s/ Marc Goldfarb
Its: Senior Vice President

Wells Fargo Bank, National Association
By:	/s/ Patricia A. Petrin
Its: Vice President
The undersigned hereby consents to the foregoing.

The Russ Companies, Inc.
By:	/s/ Richard Snow
Its: President